Exhibit 99.1

Ambea AB (publ) announces final outcome of the recommended public offer to the shareholders of Humana AB

On 29 June 2026, Ambea AB ( publ ), registration number 556468–4354 (“Ambea”), announced a recommended public offer to the shareholders of Humana AB, registration number 556760–8475 (“Humana”) to tender all their shares in Humana to Ambea, aiming to combine the companies (the “Offer”). Ambea offered, for each share in Humana, SEK 20 in cash (the “Cash Consideration”), 0.305 shares in Ambea (the “Share Consideration”) and one (1) CVR Instrument entitling the holder to a potential future additional consideration (together with the Cash Consideration and the Share Consideration, the “Consideration”). On 1 October 2026, Ambea announced that the Offer had been accepted by shareholders with a total of 43,166,701 shares in Humana, corresponding to approximately 90.84 percent of the outstanding shares and votes in Humana, and that Ambea therefore declared the Offer unconditional.[1] Ambea simultaneously extended the acceptance period to 14 October 2026.

Ambea will not extend the acceptance period for the Offer any further. The Offer is now closed. During the extended acceptance period, which expired on 14 October 2026, the Offer was accepted by shareholders with a total of 3,398,150 shares in Humana, corresponding to approximately 7.20 percent of the outstanding shares and votes in Humana. Accordingly, the Offer has in total been accepted by shareholders with a total of 46,564,851 shares in Humana, corresponding to approximately 97.99 percent of the outstanding shares and votes in Humana.

Other than the shares covered by the acceptances received, Ambea has not acquired any shares in Humana outside the Offer and did not hold any prior to the Offer. Nor has Ambea acquired any financial instruments giving Ambea a financial exposure equivalent to a holding of shares in Humana.

In order to enable delivery of the Share Consideration in the Offer for the shares tendered in the Offer during the extended acceptance period, the Board of Directors of Ambea has, pursuant to authorisation granted by the annual general meeting on 12 May 2026, resolved to carry out an issue of 1,036,436 new shares against payment in kind consisting of shares in Humana. The new share issue results in an increase in the share capital of Ambea by SEK 30,749.583859. The new share issue therefore entails an increase in the number of shares from 87,989,610 to 89,026,046 and an increase in the share capital from SEK 2,610,526.739108 to SEK 2,641,276.322967 corresponding to a dilution of approximately 1.2 percent of the total number of shares and votes in Ambea.

Settlement and delivery of the Cash Consideration and the Share Consideration for the shares tendered during the extended acceptance period is expected to commence on or around 21 October 2026. The first day of trading in the shares in Ambea delivered as Share Consideration is expected to be on or around 21 October 2026. Book-entry and delivery of the CVR Instruments for the shares tendered during the extended acceptance period is expected to commence on or around 21 October 2026.

Ambea has initiated compulsory redemption proceedings under the Swedish Companies Act (Sw. aktiebolagslagen (2005:551)) in order to acquire all remaining shares in Humana. Furthermore, the Board of Directors of Humana has, in accordance with Ambea’s request, applied for delisting of Humana’s share from Nasdaq Stockholm. The last day of trading in Humana’s shares on Nasdaq Stockholm is 27 October 2026.

Advisors

Ambea has retained DNB Carnegie Investment Bank AB (publ) as financial advisor and Advokatfirman Vinge KB and Milbank LLP as legal advisors in connection with the Offer.

[1]	The percentages related to shares in Humana stated in this press release are based on 47,521,133 shares outstanding in Humana, i.e. all 48,039,394 shares in Humana less the 518,261 treasury shares held by Humana.

Ambea AB (publ)

The Board of Directors

The information was submitted for publication, through the agency of the contact person, on 2026-10-15, 17:00 CEST.

Information about the Offer

Further information regarding the Offer, including the acceptance form, the offer document and the prospectus prepared in connection with the Offer, is available at: www.care-for-tomorrow.com/en

Administrative questions:

For administrative questions regarding the Offer, please contact your bank or nominee where you have your shares registered. Questions regarding the Offer may also be directed to DNB Carnegie on telephone +46 (0)8 5886 9489.

Other questions regarding the Offer:

Fogel & Partners, Sandra Uitto, for further distribution as relevant

Telephone: +46 725 56 68 88

Email: ambea@fogelpartners.se

Important Information

This press release has been published in Swedish and English. In the event of any discrepancy in content between the two language versions, the Swedish version shall prevail.

This announcement is not an offer, whether directly or indirectly, in Australia, Hong Kong, Japan, New Zealand or South Africa or in any other jurisdictions where such offer pursuant to legislation and regulations in such relevant jurisdictions would be prohibited by applicable law (the “Restricted Jurisdictions”).

Release, publication or distribution of this press release in or into jurisdictions other than Sweden may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than Sweden should inform themselves about, and observe any applicable requirements. In particular, the ability of persons who are not resident in Sweden to accept the Offer may be affected by the laws of the relevant jurisdictions in which they are located. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Offer disclaim any responsibility or liability for the violation of such restrictions by any person.

This announcement has been prepared for the purpose of complying with Swedish law, the Takeover Rules and the Swedish Securities Council’s rulings regarding interpretation and application of the Takeover Rules and the information disclosed may not be the same as that which would have been disclosed if this press release had been prepared in accordance with the laws of jurisdictions other than Sweden.

This press release does not constitute a prospectus or an offer to sell or subscribe for any securities. In connection with the Offer, a prospectus relating to the shares in Ambea constituting the Share Consideration and the CVR Instruments has been drawn up as a simplified prospectus in accordance with Article 14a of the Prospectus Regulation, approved by and registered with the Swedish Financial Supervisory Authority, and published before the commencement of the acceptance period.

Unless otherwise determined by Ambea or required by Swedish law, the Takeover Rules and the Swedish Securities Council’s rulings regarding interpretation and application of the Takeover Rules, and permitted by applicable law and regulation, the Offer will not be made available, directly or indirectly, in, into or from a Restricted Jurisdiction or any other jurisdiction where to do so would violate the laws in that jurisdiction and no person may accept the Offer by any use, means or instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of any Restricted Jurisdiction or any other jurisdiction where to do so would constitute a violation of the laws of that jurisdiction and the Offer may not be capable of acceptance by any such use, means, instrumentality or facilities. Accordingly, copies of this press release and any formal documentation relating to the Offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction or any other jurisdiction where to do so would constitute a violation of the laws of that jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction or any other jurisdiction where to do so would constitute a violation of the laws of that jurisdiction.

The availability of the Offer to shareholders of Humana who are not resident in and citizens of Sweden may be affected by the laws of the relevant jurisdictions in which they are located or of which they are citizens. Persons who are not resident in or citizens of Sweden should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions.

The Offer, the information and documents contained in this press release are not being made and have not been approved by an authorized person for the purposes of section 21 of the UK Financial Services and Markets Act 2000 (the “FSMA”). Accordingly, the information and documents contained in this press release are not being distributed to, and must not be passed on to, the general public in the United Kingdom, unless an exemption applies. The communication of the information and documents contained in this press release is exempt from the restriction on financial promotions under section 21 of the FSMA on the basis that it is a communication by or on behalf of a body corporate which relates to a transaction to acquire day to day control of the affairs of a body corporate; or to acquire 50 percent or more of the voting shares in a body corporate, within article 62 of the UK Financial Services and Markets Act 2000 (Financial Promotion) Order 2005.

Statements in this press release relating to future status or circumstances, including statements regarding future performance, growth and other trend projections and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential and other effects of the Offer, are forward-looking statements. These statements may generally, but not always, be identified by the use of words such as “anticipates”, “intends”, “expects”, “believes”, “estimates”, “plans”, “will be” or similar expressions. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Actual results and developments may differ materially from those expressed in, or implied or projected by these forward-looking statements due to many factors, many of which are outside the control of Ambea. Forward-looking statements appear in a number of places throughout this announcement and the information incorporated by reference into this announcement and may include statements regarding the intentions, beliefs or current expectations of Ambea or Humana concerning, amongst other things: (i) future capital expenditures, expenses, revenues, earnings, synergies, economic performance, indebtedness, financial condition, dividend policy, losses and future prospects; (ii) business and management strategies, the expansion and growth of Ambea’s or Humana’s business operations and potential synergies resulting from the Offer; and (iii) the effects of government regulation and industry changes on the business of Ambea or Humana. Any forward-looking statements made herein speak only as of the date on which they are announced. Except as required by the Takeover Rules or applicable law or regulations, Ambea expressly disclaims any obligation or undertaking to publicly announce updates or revisions to any forward-looking statements contained in the press release to reflect any change in expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. The reader should, however, consult additional disclosures that Ambea or Humana have made or may make.

Important notice to shareholders in the United States of America

This Offer is made for the securities of a foreign company. The Offer is subject to the disclosure requirements of Sweden, which are different from those of the United States. Humana’s financial statements and all financial information included herein, or any other documents relating to the Offer, have been or will be prepared in accordance with IFRS and may not be comparable to the financial statements or financial information of companies in the United States or other companies whose financial statements are prepared in accordance with U.S. generally accepted accounting principles. It may be difficult for holders of the shares of Humana domiciled or resident in the United States (the “U.S. Holders”) to enforce their rights and any claims they may have arising under the U.S. federal or state securities laws in connection with the Offer, since Humana is located in another country other than the United States, and some or all of its officers and directors may be residents of countries other than the United States. U.S. Holders may not be able to sue Humana or Ambea or their respective officers or directors in a non-U.S. court for violations of U.S. securities laws. Further, it may be difficult to compel Humana or Ambea and/or their respective affiliates to subject themselves to the jurisdiction or judgment of a U.S. court.

The Offer is made to U.S. Holders on the same terms and conditions as those made to all other shareholders of Humana to whom the Offer is being made, in reliance on the “Tier I” exemption under Rule 14d-1(c) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), from the U.S. tender offer rules. Any information documents, including the offer document, are being disseminated to U.S. Holders on a basis comparable to the method pursuant to which such documents are provided to Humana’s other shareholders. U.S. Holders should note that Humana is not listed on a United States securities exchange, is not subject to the periodic requirements of the Exchange Act and is not required to, and does not, file any reports with the U.S. Securities and Exchange Commission (“SEC”).

The new shares in Ambea that may be issued as Share Consideration and the CVR Instruments that may be issued as part of the Consideration in connection with the Offer are not being, and will not be, registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or under the securities laws of any state or other jurisdiction of the United States. Such securities are being offered in the United States pursuant to the exemption from registration provided by Rule 802 under the Securities Act.

The offer materials are being furnished to the SEC under cover of Form CB. Ambea has filed a Form F-X with the SEC appointing an agent for service of process in the United States in connection with the Offer.

The Offer described in this press release is made for the issued and outstanding shares of Humana, a company incorporated under Swedish law, and is subject to Swedish disclosure and procedural requirements, which may be different from those of the United States. The Tier I exemption exempts the Offer from most provisions of Regulation 14D and Rules 14e-1 and 14e-2 under the Exchange Act. Accordingly, the Offer is being conducted primarily in accordance with Swedish law, the Takeover Rules and the Swedish Securities Council’s rulings regarding interpretation and application of the Takeover Rules, with respect to withdrawal rights, the Offer timetable, notices of extensions, announcements of results, settlement procedures (including as regards to the time when payment of the consideration is rendered) and waivers of conditions, which may be different from requirements or customary practices in relation to U.S. domestic tender offers. U.S. Holders are encouraged to consult with their own advisors regarding the Offer.

The U.S. Holders should consider that the Cash Consideration in the Offer is being paid in Swedish krona and that no adjustment will be made based on any changes in the exchange rate.

To the extent permissible under applicable law or regulations, Ambea and its affiliates or its brokers and its brokers’ affiliates (acting as agents for Ambea or its affiliates, as applicable) may from time to time and during the pendency of the Offer, and other than pursuant to the Offer, directly or indirectly purchase or arrange to purchase shares of Humana outside the United States (or any securities that are convertible into, exchangeable for or exercisable for such shares). These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. In addition, affiliates to the financial advisors to Ambea may also engage in ordinary course trading activities in securities of Humana, which may include purchases or arrangements to purchase such securities as long as such purchases or arrangements are in compliance with applicable law and regulation. Any information about such purchases will be announced as and to the extent required under applicable Swedish law, rules or regulations.

The receipt of the Consideration (including the Cash Consideration, the Share Consideration and the CVR Instrument) pursuant to the Offer by a U.S. Holder may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other, tax laws. Each shareholder is urged to consult an independent professional advisor regarding the tax consequences of accepting the Offer. Neither Ambea nor any of its affiliates and their respective directors, officers, employees or agents or any other person acting on their behalf in connection with the Offer shall be responsible for any tax effects or liabilities resulting from acceptance of this Offer.

NEITHER THE SEC NOR ANY U.S. STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE OFFER, PASSED ANY COMMENTS UPON THE MERITS OR FAIRNESS OF THE OFFER, PASSED ANY COMMENT UPON THE ADEQUACY OR COMPLETENESS OF THIS PRESS RELEASE OR PASSED ANY COMMENT ON WHETHER THE CONTENT IN THIS PRESS RELEASE IS CORRECT OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE IN THE UNITED STATES.

DNB Carnegie Investment Bank AB (“DNB Carnegie”) is financial advisor to Ambea and no one else in connection with the Offer. DNB Carnegie is not responsible to anyone other than Ambea for providing protections afforded to clients of DNB Carnegie nor for providing advice in relation to the Offer.

Attachments

Press Release - Outcome extension + issue in kind (ENG)

For more information:

Niklas Ahlgren, head of media relations

Tel: +46 10 33 00 501

Email: press@ambea.se

Ambea is the leading competence-based care company in the Nordics. Ambea has over 41,000 employees who are creating a good life for more than 18,000 care receivers in our more than 1,000 units across the Nordics. We aim to be the quality leader in all that we do and our vision is to make the world a better place, one person at a time. Ambea’s head office is located in Solna, Sweden. Ambea is listed on Nasdaq Stockholm.

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